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Exhibit 4.3

                                OPTION AGREEMENT

ACTRADE FINANCIAL TECHNOLOGIES LTD. ("ACTRADE"), hereby grants and issues pursuant to the terms of a certain employment agreement, _______________ (_______________) COMMON STOCK PURCHASE OPTIONS (the "Options"), each of which shall entitle the holder thereof to purchase one share of its common stock (hereafter the "Option Shares") to:

                              ____________________

or his duly designated assigns or transferees (hereafter the "Option Holder"), subject to the following rights, privileges and restrictions:

1. TERM. The foregoing Options shall be effective for a period of ______ (__) Years commencing on _______________ ("Grant Date") and expiring _______________ (the "Exercise Period") PROVIDED THAT the Option Holder continues as an employee, director, consultant or professional advisor to Actrade. In the event that the Option Holder, or any transferee or assignee of the Option Holder, shall not be, or cease to be, an employee, director, consultant or professional advisor to Actrade then, and only in such event, shall the term of this Option be changed to the following:

     (f) DISABILITY. If the Option Holder becomes permanently and totally disabled while employed by Actrade, such Option Holder shall continue to be treated as an active employee of the Company and Options may be exercised by him/her within such period as shall then remain under the original term hereof;

     (g) DEATH. If the Option Holder dies while employed by Actrade, the Options shall become fully vested and may be exercised by his/her personal representative or by the person entitled thereto under his/her will or the laws of intestate succession within twelve (12) months after the date of the Option Holders death;

     (h) RETIREMENT. Upon the Retirement by the Option Holder, Options may be exercised within such period as shall then remain under the original term hereof;

     (i) TERMINATION OF EMPLOYMENT WITH CAUSE. If the Option Holder ceases to be employed by, or to be a consultant, director or professional advisor of, Actrade for cause (as defined under the Option Holder's terms of employment, the Options held at the date of such termination (to the extent exercisable at such date of termination) may be exercised by the Option Holder within two (2) months after the date of such termination, or the expiration of the original terms hereof, whichever is earlier;

     (j) TERMINATION OF EMPLOYMENT WITHOUT CAUSE. If the Option Holder ceases to be employed by, or to be a consultant, director or professional advisor of Actrade for a reason other than as provided in (a), (b),
          (c) or (d) above, the Options held at the date of such termination shall become fully vested and may be exercised, in whole or in part within twelve (12) months after the date of such termination, or the expiration of the original term hereof, whichever is earlier.









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2. VESTING OF RIGHTS. Anything herein to the contrary notwithstanding, it is understood and agreed that ownership of the aforesaid Options shall vest as follows:

     (i) At the end of each 12-month period following the date on which Options granted herein shall fully vest in the Option Holder, the Option Holder shall be entitled to exercise up to 50% of said vested Options into registered Shares pursuant to the Actrade Financial Technologies Ltd. 2001 Stock Option Plan, or any successor plan then in effect;

     (ii) At the end of each 24-month period following the date on which Options granted herein shall fully vest in the Option Holder, the Option Holder shall be entitled to exercise 100% of the vested Options into registered Shares pursuant to the Actrade Financial Technologies Ltd. 2001 Stock Option Plan, or any successor plan then in effect;

     (iii) At any time Option Holder may exercise any fully vested Options granted hereunder and receive unregistered shares that shall be subject to restrictions against their sale or further transfer pursuant to the provision of the Securities Act of 1933, as amended;

(hereafter the "Vesting Dates") provided that Option Holder is an employee, director, consultant or professional advisor of Actrade. However, in the event that the Option Holder shall cease to be a consultant, employee or professional advisor to Actrade then the Option Holder shall not be entitled to exercise vested Options into registered Shares pursuant to the Actrade Financial Technologies Ltd. 2001 Stock Option Plan, or any successor plan then in effect, and shall only have such rights as existed on the date of the termination of his or her relationship with Actrade.

3. EXERCISE PRICE AND PARTIAL EXERCISE RIGHTS. The Options shall be exercisable at a price of $______ per Share at anytime during the Exercise Period, as defined under Paragraph 1 above. The Exercise Price for Shares purchased upon exercise of an Option shall be paid in full at the time of purchase. The Options must be exercised in whole or in part, provided that no such exercise shall be for amounts of less than _________ Options, at any time prior to the expiration of the Exercise Period, except where Actrade shall specifically agree in writing to a different partial exercise by the Option Holder. In the event that a partial exercise is made by the Option Holder, this Option Agreement shall be duly endorsed by Actrade to reflect the date and number of Option Shares acquired by the Option Holder and to state the number of Option Shares remaining available hereunder.

4.TRANSFERABILITY. Neither this Option nor any right to the Option Shares to be received upon its exercise may be sold, transferred or assigned by the Option Holder except by will or the laws of descent and distribution of the state or country of the Option Holder's domicile at the time of death or with the consent of Actrade at anytime after the first year following the Grant Date. No such transfer or assignment shall be deemed accepted by Actrade unless written notice thereof shall be given to Actrade by the transferring Option Holder and until such transfer or assignment is accepted by Actrade and duly recorded on its books and records. The provisions as to the Term of this Option shall apply to any transferee or assignee for the Option Shares so transferred.

5. ADJUSTMENTS DUE TO RECAPITALIZATION OR STOCK SPLITS. It is understood that in the event of any recapitalization or forward or reverse stock split by Actrade which impacts its shares of common stock then, in such event, the number of Option Shares shall be adjusted to reflect the impact of such action in the same fashion as if the Option Shares had been issued and









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outstanding on the effective date of such action. However, nothing contained herein shall be interpreted as intending to protect or exempt the Option Holder from any dilution due to any issuance of common stock subsequent to the date hereof resulting from the sale for value by Actrade of any additional shares of common stock or from the exercise of any warrants or other rights to subscribe for common stock which may be presently outstanding or which may hereafter be issued by the due and proper action of the Pan Committee of Actrade.

6. TAXES. It is understood and agreed that, unless the Plan Committee permits otherwise, any and all applicable local, state and federal taxes required by law to be withheld with respect to (i) the exercise of any Option or (ii) the transfer or other disposition of Shares acquired upon exercise of any Option, shall be the sole and absolute obligation of the Option Holder and Actrade shall have no obligation or liability with respect thereto.

7. APPLICABLE LAW. This Option Agreement and all controversies or disputes hereunder shall be governed by the laws of the state of New York and any suit or action brought hereunder, or relating to any matter which is the subject of this Option Agreement shall have as its sole venue the appropriate court located with the city, county and state of New York, and no other place.

8. SAVING CLAUSE. This Option Agreement is being entered into in the state of New York and the validity, interpretation, performance and enforcement hereof shall be governed by the domestic laws of New York. In case any one or more of the provisions contained in this Option Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Option Agreement, or of the underlying Option Shares represented hereby, and this Option Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

9. DUE AUTHORIZATION. The issuance of this Option Agreement, and of the Underlying Option Shares according to the terms stated herein, has been duly approved by all required corporate action on the part of Actrade and has been duly approved by the Plan Committee of Actrade as the valid and binding obligation of Actrade.

DATED: ___________                  ACTRADE FINANCIAL TECHNOLOGIES LTD.


(Seal)

                                    By: _________________________________
                                         Alexander C. Stonkus, President